Exhibit (a)(18)

Global Exchange of Stock Options

Restricted Shares Version

November 2004

WHY THE EXCHANGE OFFER?

We’re starting the next chapter in our history – Independence!

We continually evaluate our compensation programs to ensure they support our business objectives; provide more flexibility with long-term incentive awards Most current Blockbuster Inc. stock options are “underwater”– meaning current market price is below exercise price We want you to share in our success by holding actual stock (restricted shares) Help Blockbuster Inc. better manage the number of shares needed for equity compensation plus reduce potential dilution to equity shareholders by our current option program Manage expenses and reduce the resulting impact on earnings per share (due to proposed changes in the way stock options are accounted for) by using fewer shares to deliver competitive award values to employees Goal: To ensure that our equity compensation programs continue to drive employee commitment, motivation and enthusiasm, and Blockbuster’s ability to attract and retain talent

EXCHANGE PROGRAM: AT A GLANCE

Options Eligible for Exchange: You can exchange all outstanding, unexercised options you have been granted to-date

Exchange Ratio:

If Option Exercise You’ll receive this many restricted shares . . .

Price is . . .

$0.00 to $9.50 2.3 stock options = 1 restricted share

$9.51 to $12.50 2.9 stock options = 1 restricted share

$12.51 to $17.00 3.2 stock options = 1 restricted share

EXCHANGE PROGRAM: AT A GLANCE (cont’d.)

Example: Here is how the exchange ratio works for the following number of stock options

Current Exercise Price of Outstanding Stock Options

Number of Outstanding Stock Options Eligible for Exchange

Exchange Ratio

Number of Restricted Shares You Will Receive if Exchanged

$6.82 400 2.3 174

$9.30 1,000 2.3 435

$10.78 200 2.9 69

EXCHANGE PROGRAM: AT A GLANCE (cont’d.)

All or Nothing Decision:

You decide to exchange all options or none

If you elect to participate, all of your outstanding stock options are cancelled and exchanged for restricted shares

Restricted shares will be granted effective as of December 10, 2004

If you elect not to participate, no action is needed on your part. You’ll continue to hold your options until you exercise them or they expire.

Election Period:

November 9 – December 10, 2004

You may withdraw your election at any time during this period

Any election received after December 10, 2004 will not be accepted

HOW TO EXCHANGE YOUR OPTIONS

Step 1: Get the facts

Read Offer to Exchange

Visit EquiServe exchange web site at http://www.eproxyvote.com/bbi-stock

Review Restricted Share Award Agreement (included as an appendix to the Offer to Exchange)

Step 2: Get ready

Have your Personalized Statement in front of you Have your Control Card number available

(shown on your personalized Election Form)

Step 3: Make your election

Online: http://www.eproxyvote.com/bbi-stock

Fax: By completing and signing your Election Form (found in your package); fax to 1-201-324-3247 Mail: By completing and signing your Election Form (found in your package)

Questions? Contact EquiServe at 1-800-726-7438* or email to seso@equiserve.com

*Dial your Blockbuster IVR International Access Code first if calling from outside the United States, Canada, Puerto Rico or the Virgin Islands. Contact your local Human Resources representative if you need more information on country codes.

HOW TO EXCHANGE YOUR OPTIONS (cont’d.)

When you make your election to exchange, you will be required to do the following:

Make a tax withholding payment election (see page 10 of this document)

Agree to the terms of your Restricted Share Award Agreement

If you fail to make a tax withholding payment election or fail to agree to the terms of your Restricted Share Award Agreement, your exchange election will be void and you will retain your current outstanding stock options.

WHAT ARE RESTRICTED SHARES?

A grant of Blockbuster Inc. class A common stock with a two-year vesting period

One-third vests shortly after grant (on December 20, 2004); remaining two-thirds vest annually over the next two years

Unlike options . . .

Participants do not have to purchase the shares

Vested restricted shares should always have some value, not just if the share price increases

Restricted shares earn dividends

Restricted shares carry voting rights

WHAT HAPPENS TO MY RESTRICTED SHARES IF I LEAVE?

If you . . .

Leave Blockbuster and your employment ends for any reason

Your restricted shares . . .

Are forfeited if they are unvested. All vested shares are yours to keep.

WHAT ABOUT TAXES ON RESTRICTED SHARES?

Generally, shares are subject to withholding taxes as they vest

Fair market value of vested shares is included in ordinary income

When you sell vested shares, difference between sale price and market price on vesting date is taxed as capital gain (or loss)

Two choices to satisfy your tax withholding obligation

1. Have EquiServe sell some of the shares of Blockbuster Inc. class A common stock to satisfy the estimated tax withholding obligation and pay applicable sales commissions, or

2. Pay the withholding taxes on the vested shares yourself. If you choose this option, you will be notified of the amount of withholding taxes you owe. You will need to submit your tax check by December 24 of the year in which the applicable shares vest to:

Blockbuster Inc. ATTN: Donna Godfrey 961 East Main Street Spartanburg, SC 29302

If your check is not received by the deadline, then EquiServe will sell enough of your shares to satisfy the tax withholding obligation and pay applicable sales commissions.

You are urged to consult with your personal tax advisor.